Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Sheri Woodruff	Ed Arditte
	609-720-4399	609-720-4621
	swoodruff@tyco.com	John Roselli
609-720-4624

TYCO REPORTS SECOND QUARTER EARNINGS
 FROM CONTINUING OPERATIONS OF $0.52 PER SHARE AND ANNOUNCES NEW SHARE REPURCHASE PROGRAM

•      Results Include Net Favorable Impact of $0.07 Per Share From Tax Matters, Divestitures and Separation Costs

•      Company Used $1 Billion of Cash to Repurchase Shares

•      New $2 Billion Share Repurchase Program Authorized

PEMBROKE, Bermuda — May 4, 2006 — Tyco International Ltd. (NYSE: TYC; BSX: TYC) today reported diluted GAAP earnings per share (EPS) from continuing operations of $0.52 for the second fiscal quarter of 2006, compared with $0.19 in the second fiscal quarter of 2005.  Included in EPS from continuing operations was a net favorable impact of $0.07 per share — consisting of a $0.06 benefit from certain tax matters, a $0.02 gain from divestitures, and a $0.01 charge for costs related to the previously-announced plan to separate Tyco into three separate, publicly-traded companies.  Results also include a $0.02 per share charge related to the expensing of stock options, which is not reflected in the prior period.  Last year’s results included net charges of $0.29 per share, primarily related to the early retirement of debt.

Revenue in the quarter totaled $10.2 billion, with organic revenue growth of 5 percent.  The company generated cash flow from operating activities of $959 million and free cash flow of $444 million in the quarter, which included over $400 million in cash payments related to previously-disclosed legal items and separation activities.

Tyco Chairman and Chief Executive Officer Ed Breen said, “We are encouraged by the progress we made this quarter in a number of areas, and remain focused on continuing to improve our revenue growth and operating performance.  We are confident that this progress will continue in the second half of 2006.”

During the second quarter and through April 11, Tyco used $1 billion in cash to buy back 36.6 million shares.  Having completed the share purchase program that was originally announced in August of 2005, Tyco’s Board of Directors has approved a new $2 billion share repurchase program.

Breen added, “In addition to our share repurchase activity, debt declined by $2.5 billion during the second quarter and we have reached our targeted $10 billion total debt level.  We will continue to use excess cash to retire shares.”

At the beginning of the fiscal year, Tyco adopted Statement of Financial Accounting Standards (SFAS) No. 123R, which requires the expensing of stock options; prior year results were not restated.  Organic revenue growth, free cash flow, and operating income before stock option expense are non-GAAP financial measures and are described below.  For a reconciliation of these non-GAAP measures, see the attached tables.

SEGMENT RESULTS

The financial results presented in the tables below are in accordance with GAAP unless otherwise indicated.  All dollar amounts are pretax and stated in millions.  All comparisons are to the quarter ended April 1, 2005 unless otherwise indicated.

Electronics

	Mar. 31, 2006	Apr. 1, 2005	$	Change	% Change
Revenue	$3,236	$3,133		$103	3%
Operating Income Before Stock Option Expense	$474	$496		$(22)	(4%	)
Stock Option Expense	$(13)	$0		$(13)
Operating Income	$461	$496		$(35)	(7%	)
Operating Margin	14.2%	15.8%

Organic revenue growth was 7 percent, with 9 percent growth in connector and cable assembly products.  The company experienced strong growth across most end markets, including double-digit growth in the consumer electronics, energy, industrial machinery, and communications end markets.  Bookings were also strong during the quarter, resulting in a book-to-bill ratio of 1.06.

Operating income before stock option expense decreased by $22 million.  Income from higher revenue was more than offset by approximately $56 million in higher materials cost.  Results also included $13 million of charges for divestiture activity and the restructuring activity announced last November.

Fire & Security

	Mar. 31, 2006	Apr. 1, 2005	$	Change	% Change
Revenue	$2,873	$2,874		$(1)	0%
Operating Income Before Stock Option Expense	$299	$311		$(12)	(4%	)
Stock Option Expense	$(10)	$0		$(10)
Operating Income	$289	$311		$(22)	(7%	)
Operating Margin	10.1%	10.8%

Organic revenue growth was 3 percent, with strength in the Worldwide Fire Services business and Tyco Safety Products, as well as modest revenue growth in Worldwide Security due to improvement in both the residential and commercial businesses.

Operating income before stock option expense decreased by $12 million.  Income resulting from growth in the Worldwide Fire Services business and Tyco Safety Products was offset by lower margins in Worldwide Security.  Compared to the first quarter of this year, the operating margin in Worldwide Security improved 140 basis points.

Healthcare

	Mar. 31, 2006	Apr. 1, 2005	$	Change	% Change
Revenue	$2,409	$2,369		$40	2%
Operating Income Before Stock Option Expense	$589	$689		$(100)	(15%	)
Stock Option Expense	$(10)	$0		$(10)
Operating Income	$579	$689		$(110)	(16%	)
Operating Margin	24.0%	29.1%

Organic revenue growth was 4 percent, with strong growth in the International and Surgical businesses, as well as improved growth in Pharmaceuticals.  This growth was partially offset by a decline in the Imaging business, related to previously-announced voluntary product recalls.

Operating income before stock option expense decreased by $100 million, which included a $46 million divestiture gain.  Operating income in the prior year benefited by $20 million due to the refinement of litigation liabilities and related insurance recoveries.  The remaining decrease in operating income is primarily due to the impact of addressing previously-disclosed quality and regulatory issues, as well as continued investment in research and development and sales and marketing.

Engineered Products & Services

	Mar. 31, 2006	Apr. 1, 2005	$	Change	% Change
Revenue	$1,688	$1,607		$81	5%
Operating Income Before Stock Option Expense	$197	$165		$32	19%
Stock Option Expense	$(5)	$0		$(5)
Operating Income	$192	$165		$27	16%
Operating Margin	11.4%	10.3%

Organic revenue growth was 7 percent, with continued strong performance in Flow Control and Fire & Building Products — which had a combined organic revenue growth of over 13 percent.  Revenue in the Electrical & Metal Products business was essentially flat, with higher volumes offset by lower selling prices.  Infrastructure Services improved, with 3 percent growth in the quarter.

Operating income before stock option expense increased by $32 million, with improved profit performance in Flow Control, Infrastructure Services, and Fire & Building Products.  Higher income from increased sales was partially offset by approximately $14 million due to tighter steel spreads in Electrical & Metal Products.

OTHER ITEMS

•      During the quarter, debt declined by $2.5 billion — including $1.2 billion of convertible debt and $1.3 billion of other debt — reducing total debt to $10 billion.

•      The GAAP tax rate was 13.4 percent and was favorably impacted by 11.2 percentage points ($135 million) primarily relating to an adjustment to correct prior-year tax reserves on legacy tax matters.

•      The company completed the sale of its Plastics, Adhesives, and Ludlow Coated Products businesses in the quarter.  The $58 million loss in discontinued operations in the quarter is almost entirely a result of this transaction.

OUTLOOK

For the third quarter of 2006, the company expects to achieve EPS from continuing operations, excluding special items, of $0.46 to $0.48 per share, driven by sequential improvement in Healthcare and Fire & Security.

The company expects full-year EPS from continuing operations, excluding special items, of $1.80 to $1.85 per share.  The company further expects that 2006 free cash flow, excluding the cash impact of previously-disclosed legal items and separation costs, will exceed net income excluding special items.

EPS from continuing operations, excluding special items, is a non-GAAP financial measure and is described below.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare, and Engineered Products & Services.  With 2005 revenue of $40 billion, Tyco employs approximately 250,000 people worldwide.  More information on Tyco can be found at www.tyco.com.

CONFERENCE CALL AND WEBCAST

The company will hold a conference call for investors today beginning at 8:30 a.m. ET.  The call can be accessed in two ways:

•      At Tyco’s website: http://investors.tyco.com.  A replay of the call will be available through May 19, 2006 at the same website.

•      By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (888) 276-0009.  The telephone dial-in number for participants outside the United States is (612) 332-0819.

An audio replay of the conference call will be available beginning at 12:00 p.m. on May 4, 2006 and ending at 11:59 p.m. on May 11, 2006.  The dial-in number for participants in the United States is (800) 475-6701.  For participants outside the United States, the replay dial-in number is (320) 365-3844. The replay access code for all callers is 823839.

NON-GAAP MEASURES

“EPS from continuing operations excluding special items,” “free cash flow” (FCF), “organic revenue growth,” and “operating income before stock option expense” are non-GAAP measures and should not be considered replacements for GAAP results.

The company has forecast its EPS from continuing operations results excluding special items related to divestitures, early retirement of debt, transaction costs related to the separations, and other income or charges that may mask the underlying results and trends and make it difficult to give investors perspective on underlying business results.  Because the company cannot predict the amount and timing of such items and the associated charges or gains that will be taken, it is difficult to include the impact of those items in the forecast.

The company has forecast its cash flow results excluding any voluntary pension contributions because it has not yet made a determination about the amount and timing of any future such contributions.  In addition, the company’s forecast excludes the impact of special items because the company cannot predict the amount and timing of such items.

The difference between cash flows from operating activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists mainly of significant cash outflows that the company believes are useful to identify.  FCF permits management and investors to gain insight into the number that management employs to measure cash that is free from any significant existing obligation. It is also a significant component in the company’s incentive compensation plans.  The difference reflects the impact from:

•      the sale of accounts receivable programs,

•      net capital expenditures,

•      acquisition of customer accounts (ADT dealer program),

•      cash paid for purchase accounting and holdback/earn-out liabilities and,

•      voluntary pension contributions.

See the accompanying tables to this press release for a cash flow statement presented in accordance with GAAP and a reconciliation presenting the components of FCF.

The impact from the sale of accounts receivable programs and voluntary pension contributions is added or subtracted from the GAAP measure because this activity is driven by economic financing decisions rather than operating activity.  Capital expenditures and the ADT dealer program are subtracted because they represent long-term commitments. Cash paid for purchase accounting and holdback/earn-out liabilities is subtracted from Cash Flow from Operating Activities because these cash outflows are not available for general corporate uses.

The limitation associated with using FCF is that it subtracts cash items that are ultimately within management’s and the Board of Directors’ discretion to direct and that therefore may imply that there is less or more cash that is available for the company’s programs than the most comparable GAAP measure.  This limitation is best addressed by using FCF in combination with the GAAP cash flow numbers.

FCF as presented herein may not be comparable to similarly titled measures reported by other companies.  The measure should be used in conjunction with other GAAP financial measures.  Investors are urged to read the company’s financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measures of Cash Flows from Operating Activities, Cash Flows from Investing Activities, Cash Flows from Financing Activities and a reconciliation of the company’s total cash and cash equivalents for the period.

“Organic revenue growth” is a useful measure used by the company to measure the underlying results and trends in the business.  The difference between reported net revenue growth (the most comparable GAAP measure) and organic revenue growth (the non-GAAP measure) consists of the impact from foreign currency, acquisitions and divestitures, and other changes that do not reflect the underlying results and trends (for example, revenue reclassifications and changes to the fiscal year).

Organic revenue growth is a useful measure of the company’s performance because it excludes items that:  i) are not completely under management’s control, such as the impact of foreign currency exchange; or ii) do not reflect the underlying growth of the company, such as acquisition and divestiture activity, or revenue reclassification.  It is also a component of the company’s compensation programs. The limitation of this measure is that it excludes items that have an impact on the company’s revenue.  This limitation is best addressed by using organic revenue growth in combination with the GAAP numbers. See the accompanying tables to this press release for the reconciliation presenting the components of organic revenue growth.

“Operating income before stock option expense” is a financial measure used by the company to evaluate the underlying results and operating performance of the businesses.  The difference between operating income (the most comparable GAAP measure) and operating income before stock option expense (the non-GAAP measure) reflects the impact of adopting SFAS 123R on the current period results.  The limitation of this measure is that it excludes an item that impacts the company’s current period operating income.  This limitation is best addressed by using this measure in combination with operating income (the most comparable GAAP measure) because operating income before stock option expense does not reflect the impact of adopting SFAS 123R and may be higher than operating income (the most comparable GAAP measure).  Management believes operating income before stock option expense is a useful measure that allows investors to draw comparisons between operating results reported prior to adoption of SFAS 123R and the current period, which may mask underlying trends and make it difficult to give investors perspective on underlying business results.

FORWARD-LOOKING STATEMENTS

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2005 and Quarterly Report on Form 10-Q for the quarterly period ended Dec. 30, 2005.

#  #  #

TYCO INTERNATIONAL LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

(Unaudited)

	Quarter Ended		Six Months Ended
	March 31, 2006	April 1, 2005	March 31, 2006	April 1, 2005
Net revenue	$10,206	$9,993	$19,912	$19,594
Cost of sales	6,785	6,502	13,256	12,746
Selling, general and administrative expenses	2,021	1,960	4,008	3,925
Restructuring and asset impairment charges, net	8	4	20	11
Separation costs	25	—	33	—
(Gains) losses on divestitures	(41)	2	(38)	17
Operating income	1,408	1,525	2,633	2,895
Interest income	33	31	70	68
Interest expense	(189)	(208)	(378)	(424)
Other expense, net	(2)	(575)	(3)	(736)
Income from continuing operations before income taxes and minority interest	1,250	773	2,322	1,803
Income taxes	(168)	(373)	(430)	(679)
Minority interest	(2)	(1)	(5)	(4)
Income from continuing operations	1,080	399	1,887	1,120
Loss from discontinued operations, net of income taxes	(58)	(207)	(295)	(219)
Income before cumulative effect of accounting change	1,022	192	1,592	901
Cumulative effect of accounting change, net of income taxes	—	—	—	21
Net income	$1,022	$192	$1,592	$922

Basic earnings per common share:
Income from continuing operations	$0.54	$0.20	$0.94	$0.56
Loss from discontinued operations	(0.03)	(0.10)	(0.15)	(0.11)
Cumulative effect of accounting change	—	—	—	0.01
Net income	$0.51	$0.10	$0.79	$0.46
Diluted earnings per common share:
Income from continuing operations	$0.52	$0.19	$0.91	$0.53
Loss from discontinued operations	(0.03)	(0.09)	(0.14)	(0.10)
Cumulative effect of accounting change	—	—	—	0.01
Net income	$0.49	$0.10	$0.77	$0.44

Weighted-average number of shares outstanding:
Basic	2,019	2,010	2,011	2,009
Diluted	2,107	2,182	2,109	2,194

Income Reconciliation for Diluted EPS:
Income from continuing operations	$1,080	$399	$1,887	$1,120
Add back of interest expense for convertible debt	10	21	22	45
Income from continuing operations, giving effect to dilutive adjustments	1,090	420	1,909	1,165
Loss from discontinued operations	(58)	(207)	(295)	(219)
Cumulative effect of accounting change	—	—	—	21
Net income, giving effect to dilutive adjustments	$1,032	$213	$1,614	$967

NOTE:   These financial statements should be read in conjunction with the Consolidated Financial Statements and accompanying notes contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 and Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2005.

TYCO INTERNATIONAL LTD.

RESULTS OF SEGMENTS

(in millions)

(Unaudited)

	Quarter Ended				Six Months Ended
	March 31, 2006		April 1, 2005		March 31, 2006		April 1, 2005
NET REVENUE
Electronics	$3,236		$3,133		$6,258		$6,012
Fire and Security	2,873		2,874		5,666		5,756
Healthcare	2,409		2,369		4,696		4,688
Engineered Products and Services	1,688		1,607		3,292		3,120
Corporate	—		10		—		18
Total Net Revenue	$10,206		$9,993		$19,912		$19,594

OPERATING INCOME AND MARGIN
Electronics	$461	14.2%	$496	15.8%	$845	13.5%	$910	15.1%
Fire and Security	289	10.1%	311	10.8%	517	9.1%	594	10.3%
Healthcare	579	24.0%	689	29.1%	1,118	23.8%	1,270	27.1%
Engineered Products and Services	192	11.4%	165	10.3%	361	11.0%	337	10.8%
Corporate	(113)		(136)		(208)		(216)
Operating Income and Margin	$1,408	13.8%	$1,525	15.3%	$2,633	13.2%	$2,895	14.8%

TYCO INTERNATIONAL LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	March 31, 2006	December 30, 2005	September 30, 2005

Current Assets:
Cash and cash equivalents	$2,389	$3,071	$3,206
Accounts receivable, net	6,822	6,601	6,732
Inventories	4,640	4,401	4,197
Other current assets	3,273	3,164	3,090
Assets held for sale	73	1,129	1,290
Total current assets	17,197	18,366	18,515

Property, plant and equipment, net	9,162	9,125	9,238
Goodwill	24,538	24,486	24,557
Intangible assets, net	5,018	5,067	5,085
Other assets	5,141	5,217	5,226
Total Assets	$61,056	$62,261	$62,621

Current Liabilities:
Current maturities of long-term debt	$746	$1,956	$1,954
Accounts payable	3,148	3,006	3,065
Accrued and other current liabilities	5,913	6,115	6,552
Liabilities held for sale	55	289	219
Total current liabilities	9,862	11,366	11,790

Long-term debt	9,242	10,529	10,600
Other liabilities	7,718	7,799	7,720
Total Liabilities	26,822	29,694	30,110

Minority interest	48	66	61

Shareholders’ equity	34,186	32,501	32,450

Total Liabilities and Shareholders’ Equity	$61,056	$62,261	$62,621

NOTE: These financial statements should be read in conjunction with the Consolidated Financial Statements and accompanying notes contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 and Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2005.

TYCO INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Quarter Ended		Six Months Ended
	March 31, 2006	April 1, 2005	March 31, 2006	April 1, 2005
Cash Flows from Operating Activities:
Net income	$1,022	$192	$1,592	$922
Loss from discontinued operations	58	207	295	219
Cumulative effect of accounting change	—	—	—	(21)

Income from continuing operations	1,080	399	1,887	1,120
Adjustments to reconcile net cash provided by operating activities:
Non-cash restructuring and asset impairment charges, net	(3)	2	3	(2)
(Gains) losses and impairments on divestitures	(49)	(5)	(38)	13
Depreciation and amortization	519	525	1,035	1,054
Non-cash compensation expense	77	14	152	34
Deferred income taxes	77	(22)	51	72
Provision for losses on accounts receivable and inventory	38	60	92	126
Loss on the retirement of debt	2	573	2	729
Other non-cash items	6	(11)	24	23
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	(205)	(316)	(119)	(585)
Inventories	(244)	2	(517)	(319)
Accounts payable	143	48	114	140
Accrued and other liabilities	(443)	274	(888)	(31)
Other	(39)	71	(164)	116
Net cash provided by operations	959	1,614	1,634	2,490
Net cash provided by (used in) discontinued operating activities	8	20	5	(60)

Cash Flows from Investing Activities:
Capital expenditures	(428)	(340)	(729)	(647)
Proceeds from disposal of assets	8	24	17	52
Acquisition of businesses, net of cash acquired	(46)	1	(134)	(10)
Acquisition of customer accounts (ADT dealer program)	(92)	(68)	(169)	(135)
Purchase accounting and holdback/earn-out liabilities	(6)	(6)	(86)	(23)
Divestiture of businesses, net of cash retained	964	16	960	182
(Increase) decrease in investments	(32)	(70)	62	(116)
Decrease in restricted cash	7	—	31	3
Other	11	(15)	2	(4)
Net cash provided by (used in) investing activities	386	(458)	(46)	(698)
Net cash used in discontinued investing activities	(1)	(9)	(6)	(19)

Cash Flows from Financing Activities:
Net repayments of debt	(1,223)	(1,503)	(1,227)	(3,078)
Proceeds from exercise of share options	68	75	129	118
Dividends paid	(202)	(201)	(402)	(225)
Repurchase of common shares	(595)	—	(811)	—
Transfers to discontinued operations	(73)	(4)	(85)	(179)
Other	(12)	(2)	(15)	(17)
Net cash used in financing activities	(2,037)	(1,635)	(2,411)	(3,381)
Net cash (used in) provided by discontinued financing activities	(2)	2	10	98

Effect of currency translation on cash	10	(32)	6	48
Net decrease in cash and cash equivalents	(677)	(498)	(808)	(1,522)
Less: net increase in cash related to discontinued operations	(5)	(13)	(9)	(19)
Cash and cash equivalents at beginning of period	3,071	3,457	3,206	4,487

Cash and cash equivalents at end of period	$2,389	$2,946	$2,389	$2,946

Reconciliation to “Free Cash Flow”:
Net cash provided by operating activities	$959	$1,614	$1,634	$2,490
Decrease in sale of accounts receivable	3	6	7	15
Capital expenditures, net	(420)	(316)	(712)	(595)
Acquisition of customer accounts (ADT dealer program)	(92)	(68)	(169)	(135)
Purchase accounting and holdback/earn-out liabilities	(6)	(6)	(86)	(23)
Voluntary pension contributions	—	—	—	—
Free Cash Flow	$444	$1,230	$674	$1,752

NOTE: Free cash flow is a non-GAAP measure. See description of non-GAAP measures contained in this release.

TYCO INTERNATIONAL LTD.

ORGANIC REVENUE GROWTH RECONCILIATION

(in millions)

(Unaudited)

	Quarter Ended March 31, 2006								Net Revenue for the Quarter Ended April 1, 2005
	Net Revenue		Foreign Currency		Acquisition / Divestiture		Organic Revenue Growth
Electronics	$3,236	3.3%	$(108)	-3.4%	$(3)	-0.2%	$214	6.9%	$3,133
Fire and Security	2,873	0.0%	(53)	-1.8%	(35)	-1.3%	87	3.1%	2,874
Healthcare	2,409	1.7%	(59)	-2.5%	15	0.6%	84	3.6%	2,369
Engineered Products and Services	1,688	5.0%	(34)	-2.1%	—	-0.1%	115	7.2%	1,607
Corporate	—	NM	—	NM	(10)	NM	—	NM	10
Total Net Revenue	$10,206	2.1%	$(254)	-2.5%	$(33)	-0.4%	$500	5.0%	$9,993

	Six Months Ended March 31, 2006								Net Revenue for the Six Months Ended April 1, 2005
	Net Revenue		Foreign Currency		Acquisition / Divestiture		Organic Revenue Growth
Electronics	$6,258	4.1%	$(200)	-3.3%	$(10)	-0.2%	$456	7.6%	$6,012
Fire and Security	5,666	-1.6%	(113)	-2.0%	(94)	-1.7%	117	2.1%	5,756
Healthcare	4,696	0.2%	(110)	-2.3%	18	0.4%	100	2.1%	4,688
Engineered Products and Services	3,292	5.5%	(58)	-1.9%	(2)	0.0%	232	7.4%	3,120
Corporate	—	NM	—	NM	(18)	NM	—	NM	18
Total Net Revenue	$19,912	1.6%	$(481)	-2.5%	$(106)	-0.6%	$905	4.7%	$19,594

NOTE: Organic revenue growth is a non-GAAP measure. See description of non-GAAP measures contained in this release.

TYCO INTERNATIONAL LTD.

DEBT RECONCILIATION

(in millions)

(Unaudited)

	Quarter Ended March 31, 2006	Six Months Ended March 31, 2006

Total debt at beginning of period	$12,485	$12,554
Debt repayments	(1,222)	(1,226)
Debt conversions	(1,241)	(1,241)
Currency translation	31	(15)
Other	(65)	(84)
Total debt at end of period	$9,988	$9,988